Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated July 9, 2025 in this registration statement on Form F-1 (the “Registration Statement”) with respect to the consolidated financial statements of NaaS Technology Inc. and its subsidiaries as of and for the years ended December 31, 2024, 2023 and 2022 and related prospectus of NaaS Technology Inc. filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Enrome LLP

Singapore

March 11, 2026

Enrome LLP	143 Cecil Street #19-03/04 GB Building Singapore 069542	admin@enrome-group.com www.enrome-group.com